Exhibit 99.1

GREENBROOK TMS ANNOUNCES DIRECTOR APPOINTMENT

January 23, 2024 – Toronto, ON – Greenbrook TMS Inc. (NASDAQ: GBNH) (“Greenbrook” or the “Company”) today announced that it has appointed Ms. Juliana Elstad to the Company’s board of directors as an independent director, effective immediately. Ms. Elstad has also been appointed to the Company’s Governance and Nominating Committee.

Juliana Elstad is a CEO, entrepreneur, and advisor with over 20 years of experience bringing medical innovation to patients and delivering success in small startup to multi-billion-dollar environments. She has a proven track record of creating, growing, and leading medical technology organizations with a focus on building dynamic cultures and mentoring high-potential leaders. Ms. Elstad is currently the president and CEO of Vibrato Medical, a medical device company developing a novel non-invasive technology for treatment of Chronic Limb Threatening Ischemia and Peripheral Arterial Disease. Prior to Vibrato, Ms. Elstad served as CEO of Impleo Medical, a medtech company recognized as one of the world’s Top 50 most innovative startups in 2018; founder of Elstad Medical, advisory firm to medtech CEOs and boards; EVP of business development at Intelect Medical (acquired by Boston Scientific); and led business development efforts at Medtronic, Inc. as well as coordinated strategic planning, performed market analyses for new therapies, and led cross-functional committees. Ms. Elstad is currently a member of the board of directors of AdvaMed, the world’s largest medtech trade association, where she provides strategic oversight to the organization and prioritization of its policy goals.

About Greenbrook TMS Inc.

Operating through 130 Company-operated treatment centers, Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) therapy and Spravato® (esketamine nasal spray), FDA-cleared, non-invasive therapies for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Spravato® is offered to treat adults with treatment-resistant depression and depressive symptoms in adults with MDD with suicidal thoughts or actions. Greenbrook has provided more than 1.3 million treatments to over 40,000 patients struggling with depression.

For further information please contact:

Glen Akselrod

Investor Relations

Greenbrook TMS Inc.

Contact Information:

investorrelations@greenbrooktms.com

1-855-797-4867